                                                                     EXHIBIT 8.1

                                October 6, 1998

NACT Telecommunications, Inc.
191 West 5200 North
Provo, Utah 84604

Gentlemen:

     Reference is made to Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, the shares of common stock, $.01 par value, of WAXS INC. ("WAXS") issuable to holders of the common stock of NACT Telecommunications, Inc. (the "Company") in the merger of a wholly-owned subsidiary of WAXS with and into the Company (the "NACT Merger"), and issuable to holders of the capital stock of World Access, Inc. ("World Access") in the merger of a wholly-owned subsidiary of WAXS with and into World Access ("World Access Merger") as described in the Registration Statement and in the Plan and Agreement of Merger dated February 24, 1998, as amended, among the parties (the "Merger Agreement").

     In our opinion, the discussion with respect to Federal tax matters contained under the caption "The Transaction -- Federal Income Tax
Consequences -- NACT Merger" in the Prospectus/Information Statement that is part of the Registration Statement sets forth the material Federal income tax consequences of the NACT Merger. The discussion does not address all aspects of Federal income taxation that may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers who are subject to special treatment under the Federal income tax laws (such as a life insurance company, foreign person, tax-exempt entity, a holder who acquired his NACT common stock pursuant to the exercise of employee stock options or otherwise as compensation and a person who holds, directly or indirectly, 10% or more of the common stock of NACT).

     In rendering this opinion, we have relied upon the factual representations of the parties contained in the Registration Statement and certain representation letters. We have not independently investigated or verified any such facts, and, we do not herein opine as to or confirm the accuracy or completeness thereof. Furthermore, in rendering this opinion we have assumed that the common stock of NACT will be held as a capital asset at the time of the consummation of the NACT Merger. This opinion is based upon current law and assumes that both the NACT Merger and the World Access Merger will be consummated as described in the Prospectus/Information Statement that is part of the Registration Statement and in accordance with the Merger Agreement and related agreements in their current form.

     This opinion is being provided solely for the benefit of NACT and holders of NACT Common Stock. No other person or party shall be entitled to rely on this opinion.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "The
Transaction -- Federal Income Tax Consequences -- NACT Merger" in the Prospectus/Information Statement that is part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                      Very truly yours,

                                      VAN COTT, BAGLEY, CORNWALL & McCARTHY

                                      By:         /s/ DAVID E. SLOAN
                                         ---------------------------------------